Exhibit 5.1

July 31, 2020

Principal Financial Group, Inc.

711 High Street

Des Moines, Iowa 50392

Ladies and Gentlemen:

I serve as General Counsel to Principal Financial Group, Inc., a Delaware corporation (the “Company”), and deliver this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 214,975 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Principal Financial Group, Inc. 2020 Directors Stock Plan (the “Plan”), which includes 160,000 new shares authorized under the Plan and 54,975 shares that remained available for grant under the Principal Financial Group, Inc. 2014 Directors Stock Plan.

I, or other attorneys working under my direction, have examined the originals, or copies certified or otherwise identified to my or said attorneys’ satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my or said attorneys’ judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that the shares of Common Stock that may be issued under the Plan have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the Delaware General Corporation Law.

I consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Christopher J. Littlefield

Christopher J. Littlefield

Executive Vice President,

General Counsel and

Secretary